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                                                                      EXHIBIT 11

               NATIONAL INSTRUMENTS CORPORATION AND SUBSIDIARIES

                STATEMENTS RE: COMPUTATION OF EARNINGS PER SHARE
                     (In thousands, except per share data)

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                                                          Years Ended December
                                                                   31,
                                                         -----------------------
                                                          2000    1999    1998
                                                         ------- ------- -------
Net income.............................................. $55,157 $45,248 $37,386
                                                         ======= ======= =======
Basic earnings per share................................ $  1.10 $  0.91 $  0.76
                                                         ======= ======= =======
Weighted average shares outstanding-basic...............  50,332  49,776  49,248
                                                         ======= ======= =======
Diluted earnings per share.............................. $  1.03 $  0.87 $  0.73
                                                         ======= ======= =======
Weighted average shares outstanding-diluted.............  53,564  52,203  51,150
                                                         ======= ======= =======
Calculation of weighted average shares:
  Weighted average common stock outstanding-basic.......  50,332  49,776  49,248
  Weighted average common stock options, utilizing the
   treasury stock method................................   3,232   2,427   1,902
                                                         ------- ------- -------
Weighted average shares outstanding-diluted.............  53,564  52,203  51,150
                                                         ======= ======= =======
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